As filed with the Securities and Exchange Commission on February 24, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARRIVAL

(Exact Name of Registrant as Specified in Its Charter)

Grand Duchy of Luxembourg	98-1569771
(Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

60A, rue des Bruyères

L-1274 Howald,

Grand Duchy of Luxembourg

+352 26845062

(Address and telephone number of Registrant’s principal executive offices)

Daniel Chin

General Counsel

60A, rue des Bruyères

L-1274 Howald

Grand Duchy of Luxembourg

Tel: +352 26845062

(Name, address, and telephone number of agent for service)

Copies to:

Michael Z. Bienenfeld, Esq.

Jeffrey Cohen, Esq.

Linklaters LLP

1 Silk Street

London, EC2Y 8HQ

Tel: +44 20 7456 2000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 24, 2023

PROSPECTUS

ARRIVAL

344,420,000 Ordinary Shares Offered by the Selling Securityholder

and

Up to an Additional 125,000,000 Ordinary Shares Offered by the Selling Securityholder

This prospectus relates to the offer and sale from time to time by Antara Capital Master Fund LP (“Antara” or the “Selling Securityholder”), or its permitted transferees, of (i) 125,000,000 ordinary shares, with an accounting par value (“Ordinary Shares”), (ii) up to an additional 125,000,000 Ordinary Shares, which represents the maximum number of additional Ordinary Shares that the Selling Securityholder has committed to purchase from us, assuming such Ordinary Shares have been issued at $0.20 per Ordinary Share, being the lesser of $0.20 per Ordinary Shares or 70% of the last reported sale price per Ordinary Share on The Nasdaq Global Select Market on the business day prior to the date on which a subscription notice is properly delivered to Antara, that in the case of (i) and (ii), the Selling Securityholder acquired from us in multiple registered direct offerings (the “Primary Registered Offerings”) pursuant to the Subscription Agreement, defined and described under “Prospectus Summary,” and (iii) 219,420,000 Ordinary Shares (the “Exchange Shares”) issued to Antara by us in exchange for $121,900,000 in aggregate principal amount of our 3.50% Convertible Senior Notes due 2026 held by Antara (the “Exchange Notes”), pursuant to the Exchange Agreement, defined and described under “Prospectus Summary” (the “Exchange”). This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

This prospectus provides you with a general description of our Ordinary Shares and the general manner in which the Selling Securityholder may offer or sell these Ordinary Shares. More specific terms of any Ordinary Shares that the Selling Securityholder may offer or sell may be provided in a prospectus supplement that contains specific information about the offering and the amounts, prices and terms of the securities. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of our securities.

All of the Ordinary Shares offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its own account. We will not receive any proceeds from the sale of the Ordinary Shares by the selling securityholder. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of the Ordinary Shares pursuant to this prospectus.

We are registering the Ordinary Shares described above for resale pursuant to the Selling Securityholder’s registration rights under the Subscription Agreement and Exchange Agreement. Our registration of the Ordinary Shares covered by this prospectus does not mean that either we or the Selling Securityholder will offer or sell any of the Ordinary Shares. The Selling Securityholder may offer and sell the Ordinary Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the Ordinary Shares in the section entitled “Plan of Distribution.”

Our Ordinary Shares are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “ARVL.” On February 23, 2023, the last reported sale price of our Ordinary Shares as reported on Nasdaq was $0.30 per Ordinary Share. We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS AND ANY RISK FACTORS DESCRIBED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS AND IN OUR SEC FILINGS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2023

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. Neither we, nor the Selling Securityholder, have authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this documentation are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. Neither the delivery of this prospectus or any accompanying prospectus supplement, nor any sale of securities made under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, any accompanying prospectus supplement or any free writing prospectus we may provide you in connection with an offering or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. You should assume that the information in this prospectus or any accompanying prospectus supplement, as well as the information incorporated by reference in this prospectus or any accompanying prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

1

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus, including information incorporated herein or therein, or any free writing prospectus prepared by or on our behalf. Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find More Information” and “Information Incorporated by Reference.”

Neither we, nor the Selling Securityholder, have authorized any other person to provide you with information that is different from that contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the Selling Securityholder take any responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide.

The information contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus or any document incorporated by reference in this prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, any related free writing prospectus or the documents incorporated by reference in this prospectus or the sale of any securities. Our business, financial condition, results of operations and/or prospects may have changed materially since those dates. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

For investors outside the United States: Neither we nor the Selling Securityholder are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, we have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

When we refer to “Arrival,” “we,” “our,” “us” and the “Company” in this prospectus, any applicable prospectus supplement or any related free writing prospectus we mean Arrival unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade name or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PRESENTATION OF FINANCIAL INFORMATION

The consolidated financial statements of Arrival have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. None of the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

In this prospectus, any applicable prospectus supplement or any related free writing prospectus, references to “Euro,” “EUR” and “€” are to the single currency adopted by participating member states of the European Union relating to Economic and Monetary Union and references to “$,” “US$” and “U.S. Dollars” are to the lawful currency of the United States of America. Unless otherwise noted, all financial information for Arrival provided in this prospectus, any applicable prospectus supplement or any related free writing prospectus is denominated in U.S. Dollars.

Certain amounts described in this annual report have been expressed in U.S. Dollars for convenience and, when expressed in U.S. Dollars in the future, such amounts may be different from those set forth in this prospectus, any applicable prospectus supplement or any related free writing prospectus due to intervening exchange rate fluctuations. Certain amounts that appear in this prospectus, any applicable prospectus supplement or any related free writing prospectus may not sum due to rounding.

On June 3, 2022, shareholders of Arrival approved the change of currency of the issued share capital of Arrival from Euros to U.S. Dollars.

INDUSTRY AND MARKET DATA

In this prospectus, any applicable prospectus supplement or any related free writing prospectus and the information incorporated by reference herein, we present industry data, information and statistics regarding the markets in which Arrival competes as well as Arrival’s analysis of statistics, data and other information provided by third parties relating to markets, market sizes, market shares, market positions and other industry data pertaining to Arrival’s business and markets. Such information is supplemented where necessary with Arrival’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and Arrival’s management’s judgment where information is not publicly available.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, any applicable prospectus supplement or any related free writing prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary may not contain all of the information you should consider before investing in the Ordinary Shares. For a more complete understanding of our company and before making an investment decision, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any prospectus supplement, including the factors described under the heading “Risk Factors” on page 6 of this prospectus, in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, (the “Annual Report”), filed with the SEC on April 27, 2022, each of which is incorporated by reference into this prospectus and the other documents to which this prospectus refers.

Overview

Arrival was founded in 2015 with a mission to make air clean by replacing all vehicles with affordable electric solutions—produced by local microfactories. We are driving the transition to equitable electric vehicles globally by creating products that are zero-emission, more desirable, more sustainable and more equitable than ever before. Our in-house technologies enable our unique new method of design and production using rapidly-scalable, local microfactories around the world. We believe this method facilitates cities and governments in achieving their sustainability goals whilst also supercharging their communities. This vertically integrated business model is how we can have the radical impact our world needs today.

Subscription Agreement

On February 21, 2023, we entered into a subscription agreement with Antara (the “Subscription Agreement”) pursuant to which we issued 125,000,000 Ordinary Shares in a registered direct offering to Antara, at a price of $0.20 per share for aggregate consideration of $25,000,000; and at our option may issue up to an additional $25,000,000 of Ordinary Shares, at any time after May 15, 2023 and on or before June 30, 2023, at a price equal to the lesser of $0.20 per Ordinary Share or 70% of the last reported sale price per Ordinary Share on Nasdaq on the business day prior to the date on which a subscription notice is properly delivered to Antara, in multiple registered direct offerings.

Exchange Transaction

On February 21, 2023, we entered into an exchange agreement with Antara (the “Exchange Agreement”) pursuant to which we have agreed to issue the Exchange Shares to Antara in exchange for the Exchange Notes held by Antara. The Exchange Notes will exchange at $0.45 per dollar into Ordinary Shares at a share price of $0.25 per Ordinary Share. After the consummation of the exchange transaction, the face amount of Arrival’s remaining convertible notes will be $198.1 million, a reduction of 38%, and future annual cash interest expense is expected to be lowered by approximately $4.2 million. The Exchange Shares will be issued pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

Recent Developments

In November 2022, our then-Chief Executive Officer Denis Sverdlov stepped down as Chief Executive Officer and was appointed Chairman of the Board. Mr. Sverdlov was replaced by an interim Chief Executive Officer. On January 30, 2023, Igor Torgov was appointed as Chief Executive Officer.

Corporate Information

The Company was incorporated under the laws of the Grand Duchy of Luxembourg on October 27, 2020 as a joint stock company (société anonyme) having its registered office at 60A, rue des Bruyères, L-1274 Howald,

Grand Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies (Registre de Commerce et des Sociétés de Luxembourg) under number B 248209. The Company’s principal website address is www.arrival.com. We do not incorporate the information contained on, or accessible through, the Company’s website into this prospectus, any applicable prospectus supplement or any related free writing prospectus and you should not consider it a part of this prospectus, any applicable prospectus supplement or any related free writing prospectus.

THE OFFERING

Our Ordinary Shares are currently listed on Nasdaq under the symbol “ARVL.” Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 8 of this prospectus, in our Annual Report, each of which is incorporated by reference into this prospectus.

Resale of Ordinary Shares by Selling Securityholder

Ordinary Shares offered by the Selling Securityholder under this prospectus

We are registering the resale by the Selling Securityholder of (i) 344,420,000 Ordinary Shares and (ii) up to an additional 125,000,000 Ordinary Shares that in each case the Selling Securityholder acquired form us pursuant to the Subscription Agreement and the Exchange Agreement. We have assumed that the maximum additional 125,00,000 Ordinary Shares are issued at a price of $0.20 per Ordinary Share, being the lesser of $0.20 per Ordinary Share or 70% of the last reported sale price per Ordinary Share on The Nasdaq Global Select Market on the business day prior to the date on which the relevant subscription notice has been properly delivered to Antara. The actual number of Ordinary Shares issued pursuant to (ii) will vary depending on the actual sales price per Ordinary Share in the subsequent Primary Registered Offering of up to an additional $25,000,000 of Ordinary Shares.

Terms of the offering	The Selling Securityholder will determine when and how they will sell the Ordinary Shares offered in this prospectus. See “Plan of Distribution.”

Termination of the offering	The offering will conclude upon such time as all of the Ordinary Shares have been sold pursuant to the registration statement.

Use of Proceeds	We will not receive any proceeds from the sale of shares of our Ordinary Shares by the Selling Securityholder.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this prospectus to our Annual Report or Reports of Foreign Private Issuer on Form 6-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934 (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Relating to the offerings and our Ordinary Shares

Our share price may be volatile, and you may be unable to sell your shares at or above the offering price.

The market price of our Ordinary Shares is likely to be volatile and could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and operating results, including fluctuations in our quarterly and annual results;

•	our ability to maintain the listing of our Ordinary Shares on Nasdaq;

•	our ability to enter into new contracts or maintain existing contracts with suppliers, customers or strategic partners;

•	our expansion plans and opportunities;

•	our expectations regarding future expenditures;

•	announcements of technological innovations by us or our competitors;

•	overall conditions in our industry and the markets in which we operate;

•	changes in laws or regulations applicable to our products;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	competition from existing products or new products that may emerge;

•	issuance of new or updated research or reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	disputes or other developments related to proprietary rights, including patents, litigation matters, and our ability to obtain intellectual property protection for our technologies;

•	announcement or expectation of additional financing efforts;

•	sales of our Ordinary Shares by us or our shareholders;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	the expiration of contractual lock-up agreements with our executive officers, directors and shareholders;

•	the severity and duration of pandemics, as well as their impact on our operations and the economy as whole;

•	the military conflict between Russia and Ukraine and the global response to this conflict; and

•	general economic and market conditions.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our Ordinary Shares. If the market price of our Ordinary Shares after the Primary Registered Offerings and the Exchange does not exceed the public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We will need additional capital. If we are unable to raise sufficient capital, we will be forced to delay, reduce or eliminate our business initiatives.

Until we can generate revenue from our products, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings, corporate collaborations and/or licensing arrangements. Additional funds may not be available when we need them on terms that are acceptable, or at all. If adequate funds are not available, we will be required to delay, reduce the scope of or eliminate one or more of our business initiatives.

Our failure to meet Nasdaq’s continued listing requirements could result in a delisting of our Ordinary Shares.

Our Ordinary Shares are listed on The Nasdaq Global Select Market under the symbol “ARVL”. On October 31, 2022, Nasdaq issued Arrival a deficiency notice indicating that October 28, 2022 was the 30th consecutive trading day on which the closing bid price of the Ordinary Shares was below $1.00 per share, making Arrival deficient in its compliance with Nasdaq Listing Rule 5450(a)(1). The deficiency notice also indicated that Arrival had 180 calendar days, or until May 1, 2023, to cure the deficiency pursuant to Nasdaq Listing Rule 5810(c)(3)(A). If at any time during the 180-day grace period, the closing bid price of our Ordinary Shares is $1.00 per Ordinary Share or higher for at least ten consecutive business days, Nasdaq will provide us written confirmation of compliance and the matter will be closed. In the event we do not regain compliance within the 180-day grace period, we may be eligible for an additional 180-day grace period if we apply to transfer the listing of the Shares to the Nasdaq Capital Market. To qualify, we would be required to meet the continued listing requirement for the market value of its publicly held Ordinary Shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement, and provide written notice of our intention to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split, if necessary.

If we fail cure our deficiency or if in the future, we fail to satisfy any other continued listing requirements of Nasdaq, Nasdaq may take steps to delist the Ordinary Shares. Such a delisting would have a materially adverse effect on the price of the Ordinary Shares, impair the ability to sell or purchase the Ordinary Shares when persons wish to do so, and materially adversely affect our ability to raise capital or pursue strategic restructuring, refinancing or other transactions on acceptable terms, or at all. Delisting from The Nasdaq Global Select Market and/or The Nasdaq Global Market would also enable holders of our convertible notes to convert the notes or force us to repurchase them, impacting our liquidity in the event repurchases were made in cash or further diluting shareholders if conversions are settled in Ordinary Shares. A conversion would also result in a material reduction in our net working capital. Delisting from Nasdaq could also have other negative results, including the potential loss of institutional investor interest and fewer business development opportunities, as well as a limited amount of news and analyst coverage.

If our Ordinary Shares are delisted by Nasdaq, they may be eligible for quotation on an over-the-counter quotation system or on the pink sheets. Upon any such delisting, our Ordinary Shares would become subject to the regulations of the SEC relating to the market for penny stocks. A penny stock is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The regulations applicable to penny stocks may severely affect the market liquidity for our Ordinary Shares and could limit the ability of shareholders to sell securities in the secondary market. In such a case, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our comm Ordinary Shares, and there can be no assurance that our Ordinary Shares will be eligible for trading or quotation on any alternative exchanges or markets.

Sales of our Ordinary Shares by existing shareholders, or the perception that these sales may occur, especially by directors, executive officers or significant shareholders of Arrival, may cause our stock price to decline.

If our existing shareholders, in particular our directors, executive officers or other affiliates, sell substantial amounts of our Ordinary Shares in the public market, or are perceived by the public market as intending to sell, the trading price of our Ordinary Shares could decline. In addition, sales of these shares of Ordinary Shares could impair our ability to raise capital, should we wish to do so. We cannot predict the timing or amount of future sales of our Ordinary Shares by existing shareholders, but such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our Ordinary Shares.

We believe we were a passive foreign investment company (a “PFIC”), for our taxable year ending December 31, 2021, may have been classified as a PFIC for our taxable year ending December 31, 2022 and may be classified as a PFIC for our current taxable year or future taxable years which could result in adverse U.S. federal income tax consequences for U.S. holders of our Ordinary Shares.

Generally, if for any taxable year, at least 75% of our gross income is passive income, or at least 50% of the value of our assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. The determination of whether we are a PFIC depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets, and the composition of our income) and may also be affected by the application of the PFIC rules, which are subject to differing interpretations. In addition, for purposes of the PFIC asset test, the value of our assets will depend in part on the market price of our Ordinary Shares, which may fluctuate significantly. Based on the composition of our income and the fact that we are not yet producing revenue from our active operations, we believe we were a PFIC for our taxable year ending December 31, 2021, may have been classified as a PFIC for our taxable year ending December 31, 2022 and may be classified as a PFIC for our current taxable or future taxable years. However, since the tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to accurately predict future income and assets relevant to this determination, there can be no assurance with respect to our PFIC status for our current taxable year or any future taxable year.

If we are a PFIC, U.S. holders of our Ordinary Shares may be subject to adverse U.S. federal income tax consequences, such as the ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends for individuals who are U.S. holders, having interest apply to distributions by us and the proceeds of sales of the Ordinary Shares, and additional reporting requirements under U.S. federal income tax laws and regulations. As we believe we were a PFIC for the taxable year ending December, 31, 2021, we expect to provide the information necessary for a U.S. investor to make a qualifying electing fund election (“QEF”) with respect to us in order to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. investors should invest in our Ordinary Shares only if they are willing to bear the U.S. federal income tax consequences associated with investments in PFICs. Investors should consult their own tax advisors regarding all aspects of the application of the PFIC rules to our Ordinary Shares. For more information related to PFIC classification and making a QEF election, see “U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules” below.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, any applicable prospectus supplement or any related free writing prospectus and the documents incorporated by reference into each of the foregoing constitute forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. The U.S. Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves. We rely on this safe harbor in making these forward-looking statements. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook” and similar expressions, but the absence of these words does not mean a statement is not forwarding looking. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Forward-looking statements in this prospectus and any accompanying prospectus supplement and in any document incorporated by reference in this prospectus may include, for example, statements about:

•	the risk that we are an early stage company and expect to incur significant expenses and continuing losses for the foreseeable future;

•	the risk that we have a limited operating history and have not yet manufactured or sold any production vehicles to customers and may never develop or manufacture any vehicles;

•	the ability to raise additional capital necessary to meet our future capital requirements or execute our business plan, which may not be available on acceptable terms or at all;

•	the risk that the period of time from the receipt of orders to implementation and delivery is long and the orders are subject to risks of cancellation or postponement;

•	the risk that the market for commercial EVs may not develop as we expect or may develop slower than we expect;

•	the risk that our customer order may be cancelled, modified, or delayed;

•	the risk that certain of our strategic development and deployment arrangements could be terminated or may not materialize into long-term contract partnership arrangements;

•

our ability to execute our business plan and in particular our microfactory production model on any scale is unproven and still evolving and such production model may lead to increased costs, delayed and/or reduced production of our vehicles;

•	regulatory requirements or infrastructure limitations outside of our control that may slow market adoption of EVs;

•	the risk that we may be impacted by overall economic conditions, particularly in the markets in which we plan to operate;

•	the ability to maintain relationships with our existing suppliers, source suppliers for our critical components and complete building out our supply chain;

•	the ability to sell products to large corporations with substantial negotiating power and exacting standards;

•	the risk that we may not be able to establish and maintain confidence in our long-term business prospects among customers and analysts and within the industry or is subject to negative publicity;

•	the risk that as we expand into new territories, we may encounter stronger market resistance than we currently expect;

•	our ability to maintain the listing of our Ordinary Shares on Nasdaq;

•	changes in applicable laws or regulations;

•	the possibility that the Russian-Ukraine war or rising inflation may adversely affect the results of our operations, financial position and cash flows; and

•	other factors incorporated by reference herein, including those risk factors described in the section entitled “Risk Factors” under Item 3D of our Annual Report filed with the SEC on April 27, 2022.

The forward-looking statements contained in this prospectus, any accompanying prospectus supplement and in any document incorporated by reference are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus and in any document incorporated herein by reference should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

All of the Ordinary Shares offered by the Selling Securityholder pursuant to this prospectus and any applicable prospectus supplement will be sold by the Selling Securityholder for its own account. We will not receive any proceeds from such sales. We will pay certain expenses associated with the registration of the Ordinary Shares covered by this prospectus, as described in the section titled “Plan of Distribution.”

CAPITALIZATION

The following table sets forth our consolidated capitalization and indebtedness as of June 30, 2022:

•	on an actual basis; and

•

on an as adjusted basis after giving effect to our (i) issuance of 125,000,000 Ordinary Shares, (ii) at our option at any time after May 15, 2023 and on or before June 30, 2023, issuances of Ordinary Shares in an aggregate amount of up to 125,000,000 Ordinary Shares, at an assumed offering price of $0.20 per Ordinary Share, after deducting estimated offering expenses payable by us in connection with the Primary Registered Offerings; and our issuance of 219,420,000 Exchange Shares to Antara in exchange for $121,900,000 in aggregate principal amount of the Exchange Notes held by Antara.

The table below assumes that the Primary Registered Offerings described in (ii) above comprise offerings of 125,000,000 Ordinary Shares at a price of $0.20 per share, being the lesser of $0.20 per Ordinary Share or 70% of the last reported sale price per Ordinary Share on The Nasdaq Global Select Market on the business day prior to the date on which the relevant subscription notice has been properly delivered to Antara. The actual number of Ordinary Shares issued will vary depending on the actual sales price per Ordinary Share in the Primary Registered Offerings described in (ii). The sale price used herein is an assumed price. If the sale price per Ordinary Share decreases and 70% of the last reported sale price per Ordinary Share on the business day prior to the relevant subscription date is lower than $0.20, then the actual number of Ordinary Share issued in the Primary Registered Offerings described in (ii) could be significantly higher.

The actual and as adjusted data in the table below is unaudited. The information below should be read together with our historical consolidated financial statements and related notes and the other financial information included and incorporated by reference in this prospectus.

	As of June 30, 2022
	Actual	As adjusted to give effect to the offerings contemplated under the Subscription Agreement and the Exchange Agreement.
	$ millions
Non-current assets	846.1	846.1
Cash and cash equivalents	512.6	561.6
Other current assets	144.3	144.3

Total assets	1,503.0	1,552.0

Current liabilities(1)	70.0	70.0
Loans and borrowings(2)	381.8	381.8
Deferred tax liability	7.1	7.1
Warrant liability	0.3	0.3

Total liabilities	459.2	459.2

Share capital	70.3	97.0
Share premium	5,844.4	5,866.7
Other reserves	(3,173.9)	(3,173.9)
Accumulated deficit	(1,697.0)	(1,697.0)

Total shareholders’ equity	1,043.8	1,092.8

Total liabilities and shareholders’ equity	1,503.0	1,552.0

(1)	Includes short-term loans and borrowings of $17,221 million, which relate to the short-term part of lease liabilities.
(2)	Consists of lease liabilities, primarily on Arrival facilities.

The above table is based on 638,237,901 shares of Ordinary Shares outstanding as of June 30, 2022, and excludes, in each case as of June 30, 2022:

•	872,958 Ordinary Shares issuable upon the exercise of 2,391,666 warrants outstanding as of June 30, 2022;
•	77,377,802 Ordinary Shares subject to the exercise of options or issuance under employee share plans; and
•	$320,000,000 Convertible Senior Notes due 2026, which will be convertible into a maximum of 33,684,200 Ordinary Shares (prior to the Exchange).

SELLING SECURITYHOLDER

This prospectus relates to the resale by the Selling Securityholder from time to time of 344,420,000 Ordinary Shares and up to an additional 125,000,000 Ordinary Shares that the Selling Securityholder has acquired, or may acquire, from us pursuant to the Subscription Agreement and the Exchange Agreement. The Selling Securityholder may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholder” in this prospectus, we mean Antara, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholder’s interest in the Ordinary Shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the aggregate number of Ordinary Shares beneficially owned, and the aggregate number of Ordinary Shares that the Selling Securityholder may offer pursuant to this prospectus. We have based percentage ownership on 763,237,901 Ordinary Shares outstanding as of February 23, 2023.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholder will in fact sell any or all of such Ordinary Shares. As such, we are unable to declare the number of Ordinary Shares that the Selling Securityholder will retain after any such sale. In addition, the Selling Securityholder may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Except as noted in this prospectus, the Selling Securityholder does not have, or within the past three years has not had, any position, office, or material relationship with us or any of our predecessors or affiliates. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares offered on its behalf. The Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Securities Beneficially Owned prior to this offering		Securities Being Registered for Resale	Securities Beneficially Owned after this offering
	Ordinary Shares(1)	Percentage	Ordinary Shares(2)	Ordinary Shares	Percentage
Name of Selling Securityholder

Antara Capital Master Fund LP(3)	125,000,000	16.4%	469,420,000	—	—

(1)	Consists of 125,000,000 Ordinary Shares delivered to Antara pursuant to the Subscription Agreement.
(2)

Consists of (i) 125,000,000 Ordinary Shares delivered to Antara pursuant to the Subscription Agreement, (ii) 219,420,000 Ordinary Shares delivered to Antara pursuant to the Exchange Agreement and (iii) 125,000,000 additional Ordinary Shares delivered to Antara pursuant to the Subscription Agreement, assuming such Primary Registered Offering of the additional 125,000,000 Ordinary Shares set forth in (iii) above comprises an offering at a price of $0.20 per Ordinary Share, being the lesser of $0.20 per Ordinary Share and 70% of the last reported sale price per Ordinary Share on The Nasdaq Global Select Market on the business day prior to the date on which the relevant subscription notice has been properly delivered to Antara. The actual number of Ordinary Shares issued in connection with the Primary Registered Offering described in (iii) above will vary depending on the actual sales price for such Primary Registered Offering. The sales price used herein with respect to such Primary Registered Offering is an assumed sales price and the actual number of Ordinary Shares issued in such Primary Registered Offering could be significantly higher. In the event we issue more than 125,000,000 Ordinary Shares to Antara, we will file an amendment to this Registration Statement to register the resale of such Ordinary Shares by the Selling Securityholder.
(3)

Antara Capital Fund is the general partner of Antara Capital Master Fund LP. Antara Capital LP is the investment manager of Antara Capital Master Fund LP. The general partner of Antara Capital LP is Antara Capital GP LLC. The sole member of Antara Capital GP LLC is Mr. Himanshu Gulati. The business address of Antara Capital Master Fund LP is 55 Hudson Yards, 47th Floor, Suite C, New York, NY 10001.

MATERIAL LUXEMBOURG INCOME TAX CONSIDERATIONS

The following is a general description of certain Luxembourg tax considerations relating to the Company and the holders of Ordinary Shares. It does not purport to be a complete analysis of all tax considerations in relation to the Ordinary Shares. Holders of the Ordinary Shares should consult their own tax advisors as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the securities and the consequences of such actions under the tax laws of those countries. This overview is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date, even with retroactive effect.

The comments below are intended as a basic overview of certain tax consequences in relation to the Company and the purchase, ownership and disposition of Ordinary Shares under Luxembourg law. Persons who are in any doubt as to their tax position should consult a professional tax advisor.

Withholding taxation

Any dividend distributed by the Company to its shareholders under the Ordinary Shares will in principle be subject to a 15% withholding tax unless an exemption or a treaty reduction applies.

Luxembourg taxation of the holders

Luxembourg tax residence of the holders

Holders will not be deemed to be resident, domiciled or carrying on business in Luxembourg solely by reason of holding, execution, performance, delivery, exchange and/or enforcement of the Ordinary Shares.

Taxation of Luxembourg non-residents

Holders who are non-residents of Luxembourg and who do not have a permanent establishment, a permanent representative, or a fixed place of business in Luxembourg with which the holding of the Ordinary Shares is connected, are not liable to any Luxembourg income tax, whether they receive payments upon redemption, repurchase or repayments of the Ordinary Shares, or realize capital gains on the sale of any Ordinary Shares, unless they sell a participation of more than 10% in the Company within six months of their acquisition.

Taxation of Luxembourg residents

Holders who are Luxembourg resident companies (société de capitaux) or foreign entities which have a permanent establishment or a permanent representative in Luxembourg with which the holding of the Ordinary Shares is connected, must include in their taxable income any income (including dividend) and the difference between the sale or redemption price and the lower of the cost or book value of the Ordinary Shares.

Luxembourg resident corporate holders who are family wealth management companies subject to the law of 11 May 2007, as amended, undertakings for collective investment subject to the law of 17 December 2010, as amended, to the law of 13 February 2007, as amended, or to the law of 23 July 2016 on reserved alternative investment funds, as amended, (provided it is not foreseen in the incorporation documents that (i) the exclusive object is the investment in risk capital and that (ii) article 48 of the aforementioned law of 23 July 2016 applies) are tax exempt entities in Luxembourg, and are thus not subject to any Luxembourg tax (i.e., corporate income tax, municipal business tax and net wealth tax), other than the annual subscription tax calculated on their (paid up) share capital (and share premium) or net asset value.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on the Ordinary Shares held by a corporate holder, unless: (a) such holder is a Luxembourg resident other than a holder governed by: (i) the laws of 17 December 2010 and

13 February 2007 on undertakings for collective investment, as amended; (ii) the law of 22 March 2004 on securitization, as amended; (iii) the law of 15 June 2004 on the investment company in risk capital, as amended; (iv) the law of 11 May 2007 on family estate management companies, as amended; or (v) the law of 23 July 2016 on reserved alternative investment funds, as amended; or (b) such Ordinary Shares are attributable to an enterprise or part thereof which is carried on by a non-resident company in Luxembourg through a permanent establishment.

Luxembourg net wealth tax is levied at a 0.5% rate up to EUR 500 million taxable base and at a 0.05% rate on the taxable base in excess of EUR 500 million. Securitization vehicles, investment companies in risk capital (Société d’investissement en capital à risque (SICAR)), a regulated structure designed for private equity and venture capital investments (organized as tax opaque companies), and reserved alternative investment funds subject to the law of 23 July 2016 (provided it is foreseen in the incorporation documents that (i) the exclusive object is the investment in risk capital and that (ii) article 48 of the aforementioned law of 23 July 2016 applies), are subject to net wealth tax up to the amount of the minimum net wealth tax.

The minimum net wealth tax is levied on companies having their statutory seat or central administration in Luxembourg. For entities for which the sum of fixed financial assets, receivables against related companies, transferable securities and cash at bank exceeds 90% of their total gross assets and EUR 350,000, the minimum net wealth tax is currently set at EUR 4,815. For all other companies having their statutory seat or central administration in Luxembourg which do not fall within the scope of the EUR 4,815 minimum net wealth tax, the minimum net wealth tax ranges from EUR 535 to EUR 32,100, depending on the company’s total gross assets.

Other Taxes

No stamp, value, issue, registration, transfer or similar taxes or duties will be payable in Luxembourg by Noteholders in connection with the issue of the Ordinary Shares, nor will any of these taxes be payable as a consequence of a subsequent transfer, exchange or redemption of the Ordinary Shares, unless the documents relating to the Ordinary Shares are (i) voluntarily offered in Luxembourg or (ii) appended to a document that requires obligatory registration in Luxembourg.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the Ordinary Shares or in respect of the payment under the Ordinary Shares or the transfer of the Ordinary Shares. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to the Company if, for Luxembourg value added tax purposes, such services are rendered or are deemed to be rendered in Luxembourg and an exemption from Luxembourg value added tax does not apply with respect to such services.

No Luxembourg inheritance tax is levied on the transfer of the Ordinary Shares upon the death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes. Where a holder is a resident of Luxembourg for tax purposes at the time of his death, the Ordinary Shares are included in his taxable estate for inheritance tax assessment purposes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations to U.S. holders (as defined below) relating to the acquisition, ownership and disposition of the Ordinary Shares as of the date hereof. The discussion below applies only to Ordinary Shares that are held as capital assets for U.S. federal income tax purposes and does not describe all of the tax consequences that may be relevant to U.S. holders in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or U.S. holders who are subject to special rules, such as:

•	financial institutions or financial services entities;

•	insurance companies;

•	government agencies or instrumentalities thereof;

•	regulated investment companies and real estate investment trusts;

•	expatriates or former residents of the United States;

•	persons that acquired the Ordinary Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Ordinary Shares;

•	persons holding the Ordinary Shares as part of a “straddle,” constructive sale, hedging transaction, integrated transactions or similar transactions;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	controlled foreign corporations or PFICs;

•	persons actually or constructively owning 10% or more of the Ordinary Shares; or

•	tax-exempt entities.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is the beneficial owner of the Ordinary Shares, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership. Partners of partnerships holding the Ordinary Shares should consult their tax advisors regarding the tax consequences to them of the acquisition, ownership and disposition of the Ordinary Shares by the partnership.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations thereunder all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described in this prospectus. This discussion does not take into account potential suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. Holders are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES. EACH HOLDER OF THE ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX

ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

This discussion applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of the Ordinary Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if: (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Taxation of the Ordinary Shares

Passive Foreign Investment Company Rules

Generally. A PFIC is any foreign corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules; or (ii) 50% or more of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such foreign corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year.

Based on the composition of Arrival’s income and the fact that Arrival is not yet producing revenue from its active operations, Arrival believes it was a PFIC for its taxable year ending December 31, 2021, may have been classified as a PFIC for its taxable year ending December 31, 2022 and may be classified as a PFIC for its current taxable or future taxable years. However, since the tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to accurately predict future income and assets relevant to this determination, there can be no assurance with respect to Arrival’s PFIC status for its current taxable year or any future taxable year. Further, Arrival provides no assurances that it will make a determination as to its PFIC status in respect of any taxable year. The fair market value of the assets of Arrival is expected to depend, in part, upon (a) the market value of the Ordinary Shares, and (b) the composition of the assets and income of Arrival. Because Arrival may value its goodwill based on the market value of the Ordinary Shares, a decrease in the market value of the Ordinary Shares and/or an increase in cash or other passive assets would increase the relative percentage of its passive assets. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that Arrival is a PFIC with respect to any taxable year.

If Arrival is classified as a PFIC in any year with respect to which a U.S. holder holds the Ordinary Shares, Arrival generally will continue to be treated as a PFIC with respect to such U.S. holder in all succeeding years during which the U.S. holder holds the Ordinary Shares (unless a purging election is made), regardless of whether Arrival continues to meet the tests described above for treatment as a PFIC in such succeeding years.

Under one form of purging election, a “deemed sale” election, a U.S. holder may be able to elect to be treated as having disposed of the Ordinary Shares at their fair market value as of the last day of the last taxable year in which Arrival is classified as a PFIC, triggering gain that would be subject to tax under the excess distribution regime discussed below but terminating treatment of the Ordinary Shares as stock of a PFIC with respect to such U.S. holder. As a result of the purging election, the U.S. holder would have a new basis and holding period in the Ordinary Shares for purposes of the PFIC rules. U.S. holders should discuss the potential availability of a deemed sale election and other purging elections with their own tax advisors.

If Arrival is or becomes a PFIC during any year in which a U.S. holder holds the Ordinary Shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are (i) the excess distribution regime (which is the default regime), (ii) the QEF regime, and (iii) the mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime. If a U.S. holder does not make a QEF election or a mark-to-market election, as described below, such U.S. holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of its Ordinary Shares, and (ii) any “excess distribution” it received on its Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on the Ordinary Shares during the preceding three years or its holding period, whichever is shorter). Generally, under this excess distribution regime:

•	the gain or excess distribution will be allocated ratably over the period during which the U.S. holder held its Ordinary Shares;

•	the amount allocated to the current taxable year will be treated as ordinary income; and

•

the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of the U.S. holder’s Ordinary Shares cannot be treated as capital gains, even if it holds the shares as capital assets. Further, no portion of any distribution on the Ordinary Shares will be treated as QDI.

QEF Regime. A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. holder will be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if such amount is not distributed to the U.S. holder. Thus, the U.S. holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. U.S. holders should not expect that they will receive cash distributions from Arrival sufficient to cover any U.S. tax liability with respect to such QEF income inclusions. To the extent a U.S. holder makes a QEF election with respect to Arrival and Arrival is not classified as a PFIC in a subsequent year, the U.S. holder will not be required to take into account QEF income inclusions for that subsequent year, but the QEF election would remain in effect if Arrival were classified as a PFIC again in the future.

A timely QEF election also allows the electing U.S. holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of the PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to its shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. holder who makes a QEF election with respect to the Ordinary Shares may over time be taxed on amounts that, as an economic matter, exceed Arrival’s net profits.

A U.S. holder’s tax basis in the Ordinary Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as QDI. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. U.S. holders should consult their tax advisors as to the manner in which QEF income inclusions affect their allocable share of Arrival’s income and their basis in their Ordinary Shares.

In order to comply with the requirements of a QEF election, a U.S. holder must receive certain information from Arrival. Arrival will endeavor to provide all of the information that a U.S. holder making a QEF election is required to obtain to make and maintain a QEF election, but there is no assurance that Arrival will timely provide such information. There is also no assurance that Arrival will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. In addition, if Arrival holds an interest in a lower-tier PFIC (including, without limitation, in any PFIC subsidiaries), U.S. holders will generally be subject to the PFIC rules described above with respect to any such lower-tier PFICs. There can be no assurance that a portfolio company or subsidiary in which Arrival holds an interest will not qualify as a PFIC or that a PFIC in which Arrival holds an interest will provide the information necessary for a QEF election to be made by a U.S. holder (in particular if Arrival does not control that PFIC).

Mark-to-Market Regime. Alternatively, a U.S. holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the SEC or on the national market system established under Section 11A of the Exchange Act; or (ii) they are “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that the Ordinary Shares, which are expected to be listed on Nasdaq, will qualify as marketable shares for this purpose, but there can be no assurance that the Ordinary Shares will be “regularly traded” for purposes of these rules. Pursuant to such an election, U.S. holders would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. U.S. holders may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of the Ordinary Shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election). A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly traded holding company (such as Arrival) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. We advise U.S. holders to consult their own tax advisor to determine whether the mark-to-market tax election is available to them and the consequences resulting from such election.

PFIC Reporting Requirements. A U.S. holder of the Ordinary Shares will be required to file an annual report on IRS Form 8621 containing such information with respect to its interest in a PFIC as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such forms are properly filed.

Acquisition, Ownership and Disposition of the Ordinary Shares if Arrival Is Not a PFIC

If Arrival is not a PFIC at all times during the period a U.S. holder held, or is considered to have held, the Ordinary Shares, such U.S. holder will not be subject to the PFIC rules described under “—Passive Foreign Investment Company Rules.” Instead, such U.S. holder will be subject to the following rules.

Distributions on the Ordinary Shares if Arrival Is Not a PFIC

The gross amount of any distribution on the Ordinary Shares that is made out of Arrival’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds Arrival’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation as QDI, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. There can be no assurances that Arrival will be eligible for benefits of an applicable comprehensive income tax treaty with the United States. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on Nasdaq (which the Ordinary Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that the Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation on QDI regardless of Arrival’s status as a qualified foreign corporation. In addition, QDI treatment will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Notwithstanding the foregoing, Arrival will not constitute a qualified foreign corporation for purposes of these rules if it is treated as a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.”

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by Arrival may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules and may be treated as a deductible non-U.S. tax in computing a U.S. holder’s taxable income for U.S. federal income tax purposes. Recent Treasury regulations may in some circumstances prohibit a U.S. person from claiming a foreign tax credit or a deduction with respect to certain non-U.S. taxes; however, these prohibitions do not apply to the extent that such non-U.S. taxes are treated as creditable under an applicable income tax treaty. For purposes of calculating the U.S. foreign tax credit, dividends paid on the Ordinary Shares generally will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their own tax advisors regarding the availability of the U.S. foreign tax credits or deductions for non-U.S. taxes in their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of the Ordinary Shares if Arrival Is Not a PFIC

A U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of the Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in the Ordinary Shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of the Ordinary Shares generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such Ordinary Shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations.

Any gain or loss recognized by a U.S. holder on the sale or exchange of the Ordinary Shares generally will be treated as U.S. source gain or loss. U.S. holders should consult their tax advisors as to the foreign tax credit implications of such sale, exchange, redemption or other taxable disposition of the Ordinary Shares.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to the Ordinary Shares, subject to certain exceptions (including an exception for the Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold the Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of the Ordinary Shares.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends paid on and other proceeds received with respect to the Ordinary Shares by U.S. holders effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION

We are registering the possible resale from time to time by the Selling Securityholder of 344,420,000 Ordinary Shares and up to an additional 125,000,000 Ordinary Shares issued by us to the Selling Securityholder in connection with the Subscription Agreement and Exchange Agreement. We have assumed that the maximum additional 125,00,000 Ordinary Shares are offered at a price of $0.20 per Ordinary Share, being the lesser of $0.20 per Ordinary Share or 70% of the last reported sale price per Ordinary Share on The Nasdaq Global Select Market on the business day prior to the date on which the relevant subscription notice has been properly delivered to Antara. The actual number of Ordinary Shares issued will vary depending on the actual sales price in the subsequent Primary Registered Offerings of up to an additional $25,000,000 of Ordinary Shares.We are also registering any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions. All of the Ordinary Shares offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its own account. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Securityholder.

The Selling Securityholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholder in disposing of the Ordinary Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Ordinary Shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The Ordinary Shares beneficially owned by the Selling Securityholder covered by this prospectus may be offered and sold from time to time by the Selling Securityholder. The term “Selling Securityholder” includes donees, pledgees, transferees, assignees, designees or other successors in interest selling securities received after the date of this prospectus from the Selling Securityholder as a gift, pledge, partnership or other distribution or other transfer. The Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to our then current market price or in negotiated transactions. The Selling Securityholder reserves the right to accept and, together with its agent, to reject, any proposed purchase of Ordinary Shares to be made directly or through its agent. The Selling Securityholder and any of its permitted transferees may sell the Ordinary Shares offered by this prospectus on any stock exchange, market or trading facility on which the Ordinary Shares are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Ordinary Shares may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the Ordinary Shares will be subject to certain conditions. The underwriters will be obligated to purchase all the Ordinary Shares offered if any of the Ordinary Shares are purchased.

Subject to the limitations set forth in the Subscription Agreement and Exchange Agreement, the Selling Securityholder may use any one or more of the following methods when selling the Ordinary Shares offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the Ordinary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by the selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the Ordinary Shares on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the selling securityholder;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debt and other obligations;

•	delayed delivery arrangement;

•	to or through underwriters or broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

•

at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In connection with distributions of the Ordinary Shares or otherwise, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Ordinary Shares in the course of hedging the positions they assume with the Selling Securityholder. The Selling Securityholder may also sell the Ordinary Shares short and redeliver the Ordinary Shares to close out such short positions. The Selling Securityholder may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of the Ordinary Shares offered by this prospectus, which Ordinary Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholder may also pledge Ordinary Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Ordinary Shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the Ordinary Shares, any underwriters or agents, as the case may be, involved in the offering of such Ordinary Shares may engage in transactions that stabilize, maintain or otherwise affect the price of our Ordinary Shares. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our Ordinary Shares for their own account. In addition, to cover overallotments or to stabilize the price of our Ordinary Shares, the underwriters or agents, as the case may be, may bid for, and purchase, Ordinary Shares in the open market. Finally, in any offering of Ordinary Shares through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such Ordinary Shares in the offering if the syndicate repurchases previously distributed Ordinary Shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Ordinary Shares above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholder may solicit offers to purchase the Ordinary Shares directly from, and it may sell such Ordinary Shares directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our Ordinary Shares, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our Ordinary Shares.

The Selling Securityholder may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the Ordinary Shares at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay or the selling securityholder pays for solicitation of these contracts.

The Selling Securityholder may enter into derivative transactions with third parties or sell Ordinary Shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell Ordinary Shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use Ordinary Shares pledged by the Selling Securityholder or borrowed from the Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock and may use Ordinary Shares received from the Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Selling Securityholder may otherwise loan or pledge Ordinary Shares to a financial institution or other third party that in turn may sell the Ordinary Shares short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our Ordinary Shares or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholder in amounts to be negotiated immediately prior to the sale.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholder and any broker-dealer or agent regarding the sale of the Ordinary Shares by the Selling Securityholder. Upon our notification by the selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of Ordinary Shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Pursuant to the Subscription Agreement and the Exchange Agreement, we have agreed to indemnify the Selling Securityholder against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other state securities law.

We have agreed pursuant to the Subscription Agreement and the Exchange Agreement to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective with respect to the Selling Securityholder until the earlier of the following: (i) the Selling Securityholder ceases to hold any Ordinary Shares covered by this prospectus; and (ii) the date all Ordinary Shares covered by this prospectus held by the Selling Securityholder may be sold without restriction under Rule 144, including without limitation any volume and manner of sale restrictions that may be applicable to affiliates under Rule 144 and without the requirement for us to be in compliance with the current public information required under Rule 144I(1) (or Rule 144(i)(2), if applicable).

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with securities being registered by the registrant.

	U.S. Dollar
SEC Registration Fee	16,036.33	(1)
Legal Fees and Expenses	101,600.00
Accounting Fees and Expenses	40,000.00
Printing Expenses	12,000.00
Transfer Agent Expenses	—
Miscellaneous Expenses	—
Total	169,636.33

(1)

These fees are calculated based on the assumption that (i) the Primary Registered Offerings comprise offerings of 125,000,000 Ordinary Shares and up to an additional 125,000,000 Ordinary Shares at a price of $0.20 per Ordinary Share, being the lesser of $0.20 per Ordinary Share or 70% of the last reported sale price per Ordinary Share on The Nasdaq Global Select Market on the business day prior to the date on which the relevant subscription notice has been properly delivered to Antara, and (ii) the Exchange comprises an offering of 219,420,000 Ordinary Shares pursuant to the Exchange Agreement. The actual number of Ordinary Shares issued will vary depending on the actual sales price per Ordinary Share in the subsequent Primary Registered Offerings of up to an additional $25,000,000 of Ordinary Shares. In addition, the SEC registration fee has been calculated in reliance on SEC Rule 230.457(c) where securities are to be offered at prices computed upon the basis of fluctuating market prices.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

The Company is incorporated in Luxembourg and through its holding company Arrival Luxembourg SARL and its subsidiaries, conducts a majority of its operations outside the United States. The majority of the Company’s assets are located outside the United States. A majority of the Company’s officers reside outside the United States and a substantial portion of the assets of those persons are located outside the United States. As a result, it could be difficult or impossible for you to bring an action against the Company or against these individuals outside the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws outside the United States could render you unable to enforce a judgment against the Company’s assets or the assets of the Company’s officers.

LEGAL MATTERS

Certain legal matters relating to the Ordinary Shares offered by this prospectus will be passed upon by Linklaters LLP, our U.S. and Luxembourg counsel.

EXPERTS

The consolidated financial statements of Arrival as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2021, expresses an opinion that Arrival did not maintain effective internal control over financial reporting as of December 31, 2021 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that Arrival had an ineffective control environment, insufficient policies and procedures that defined personnel’s internal control responsibilities, insufficient personnel, and ineffective risk assessment, and references management’s failure to effectively design and maintain controls in response to risks of material misstatement, management’s failure to design and maintain formal accounting policies and procedures, and ineffective IT general controls.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer.” Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and other information we have filed electronically with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We have filed with the SEC a “shelf” registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and the securities that may be offered by this prospectus, you may examine the registration statement on Form F-3 and the exhibits filed with it at the website provided in the previous paragraph.

We also maintain an Internet website at www.arrival.com. We make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information in this prospectus, which means that we disclose important information to you by referring you to another document separately filed with, or furnished to, the SEC. The information incorporated by reference in this prospectus is considered to be a part of this prospectus. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with, or specially-designated submissions to, the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed or furnished later.

We incorporate by reference into this prospectus those documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent specifically designated therein or in a future prospectus supplement, those reports of foreign private issuer on Form 6-K (and related exhibits) that we furnish to the SEC until we terminate the offering:

•	our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on April 27, 2022;

•

our reports of foreign private issuer on Form 6-K filed with the SEC on May 10, 2022, July 13, 2022, August  11, 2022, August  12, 2022 (as amended on August  15, 2022), October  20, 2022, November  3, 2022, November  8, 2022, November  25, 2022, and February 21, 2023;

•

the description of our Ordinary Shares contained under the heading “Description of Securities” in our registration statement on Form F-1, as filed with the SEC on March 31, 2021, which incorporates by reference the description of our Ordinary Shares from our Registration Statement on Form F-4;

•

and any amendment or report filed for the purpose of updating such description, as updated by Exhibit 2.3 to the Annual Report on Form 20-F for the year ended December 31, 2021, including any subsequent amendment or any report filed for the purpose of further updating such description.

Our filings with the SEC, including Annual Reports on Form 20-F, Reports of Foreign Private Issuer on Form 6-K and any amendments to those reports, are available free of charge on our website at www.arrival.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our social media channels and our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement and the accompanying prospectus. Copies of all documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement and the accompanying prospectus on the written or oral request of that person made to:

Investor Relations

Arrival

60A, rue des Bruyères, L-1274 Howald

Grand-Duchy of Luxembourg

ARRIVAL

344,420,000 Ordinary Shares

and

Up to an Additional 125,000,000 Ordinary Shares

PROSPECTUS

            , 2023

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Article 441-8 of the 1915 Law provides that the directors shall not incur any personal obligation by reason of the commitments of the company.

Article 441-9 of the 1915 Law provides that the directors, the members of the management committee and the managing executive officer shall be liable to the company in accordance with general law for the execution of the mandate given to them and for any misconduct in the management of the company’s affairs. The directors and members of the management committee shall be jointly and severally liable towards either the company or any third parties for damages resulting from this violation of the 1915 Law or the company’s articles of association. The directors and members of the management committee shall be discharged from such liability in the case of a violation to which they were not a party, provided no misconduct is attributable to them and they have reported such violation, as regards members of the board of directors, to the first general meeting and, as regards members of the management committee, during the first meeting of the board of directors after they had acquired knowledge thereof.

The Company’s articles of association, which became effective upon completion of the business combination, provide that directors of the Company are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in the Company’s articles of association and mandatory provisions of law, every person who is, or has been, a director or officer of the Company (and his or her heirs, executors and administrators) shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he or she becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which he or she is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim,” “action,” “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include, without limitation, attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. However, no indemnification shall be provided to any director, officer or shareholder of the Company (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company, or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors of the Company.

The Company’s articles of association provide that the right of indemnification provided by such articles of association shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained in such articles of association shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

In connection with the business combination, the Company entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Company will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

The Company will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 9.	Exhibits.

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to this registration statement, which index to exhibits is incorporated herein by reference.

Exhibit Number	Description

5.1	Legal Opinion of Linklaters

23.1	Consent of KPMG LLP for Arrival

23.2	Consent of Linklaters (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement).

107	Calculation of Filing Fee Tables

Item 10.	Undertakings.

(a)	The undersigned hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that:

paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Arrival pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)

that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided that the registrant includes in the prospectus, by means of a post-

effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by Arrival pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3; and

(5)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned hereby undertakes:

(1)

that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)

for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, United Kingdom on February 24, 2023.

ARRIVAL

By:	/s/ John Wozniak

Name:	John Wozniak

Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Avinash Rugoobur and John Wozniak, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Igor Torgov	Chief Executive Officer (principal executive officer)	February 24, 2023
Igor Torgov

/s/ John Wozniak	Chief Financial Officer (principal financial and accounting officer)	February 24, 2023
John Wozniak

/s/ Denis Sverdlov	Chairman of the Board	February 24, 2023
Denis Sverdlov

/s/ Tawni Nazario-Cranz	Director	February 24, 2023
Tawni Nazario-Cranz

/s/ Alain Kinsch	Director	February 24, 2023
Alain Kinsch

Signature	Capacity	Date

/s/ Kristin O’Hara	Director	February 24, 2023
Kristen O’Hara

/s/ Yungseong Hwang	Director	February 24, 2023
Yungseong Hwang

/s/ Avinash Rugoobur	Director	February 24, 2023
Avinash Rugoobur

/s/ Rexford J. Tibbens	Director	February 24, 2023
Rexford J. Tibbens

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this registration statement on Form F-3 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on February 24, 2023.

By:	/s/ John Wozniak

Name:	John Wozniak